Chimerix Regains Worldwide Rights to CMX157

DURHAM, NC – May 16, 2014 – Chimerix, Inc. (Nasdaq: CMRX), a biopharmaceutical company developing novel, oral antivirals in areas of high unmet medical need, today announced that it has regained the worldwide rights to CMX157, Chimerix's novel lipid acyclic nucleoside phosphonate, from Merck, known as MSD outside the United States and Canada. Following a routine pipeline portfolio assessment, Merck made the decision to no longer pursue development of CMX157.

The compound is currently being evaluated for future development opportunities; however, Chimerix has no present plans for allocation of current or future resources to the development of CMX157.

"Our focus remains on the aggressive development of brincidofovir for the prevention of CMV and the treatment of adenovirus infections in patients with compromised immune systems," said M. Michelle Berrey, MD, MPH, President, CEO, and CMO of Chimerix.

About CMX157

CMX157 is a novel lipid acyclic nucleoside phosphonate that delivers high intracellular concentrations of the active antiviral agent tenofovir diphosphate. CMX157 is active against HBV and more than 200-fold more potent in vitro versus tenofovir against all major HIV subtypes resistant to current therapies, which may allow activity against tenofovir-resistant viruses (e.g., K65R). CMX157's novel structure results in decreased circulating levels of tenofovir, lowering systemic exposure and thereby reducing the potential for renal side effects. CMX157 has completed a Phase 1 clinical trial in healthy volunteers, demonstrating a favorable safety, tolerability and drug distribution profile.

About Chimerix

Chimerix is a biopharmaceutical company dedicated to developing and commercializing novel, oral antivirals in areas of high unmet medical need. Chimerix's proprietary technology has given rise to two clinical-stage nucleotide analog lipid-conjugates, brincidofovir and CMX157, both of which have demonstrated the potential for enhanced activity and safety in convenient, orally administered dosing regimens.  Chimerix is currently enrolling SUPPRESS, a Phase 3 study of brincidofovir for the prevention of CMV, and the pilot portion of a Phase 3 study of brincidofovir treatment for adenovirus infection.  Chimerix is also working with BARDA to develop brincidofovir as a medical countermeasure against smallpox.  For further information, please visit Chimerix's website, www.chimerix.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Chimerix's filings with the Securities and Exchange Commission, including without limitation its most recent Quarterly Report on Form 10-Q, its most recently filed Current Reports on Form 8-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Chimerix undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

# # #

CHIMERIX CONTACT:

Joseph T. Schepers

Executive Director, Investor Relations and Corporate Communications

ir@chimerix.com

919-287-4125

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146